EXHIBIT 10.2

First Amendment to the

Amended and Restated Supplemental Executive Retirement Agreement
Between Martin M. Koffel and URS Corporation

Whereas, Martin M. Koffel (the “Employee”) and URS Corporation (the “Company”) entered into an Amended and Restated Supplemental Executive Retirement Agreement effective as of December 7, 2006 (the “Agreement”); and

Whereas, the Employee and the Company wish to amend the Agreement to modify certain provisions in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

Now Therefore, the Agreement is amended effective as of December 10, 2008, as follows:

A.           Section 3.1 of the Agreement hereby is amended to replace the phrase “actually commence” with the phrase “are scheduled to commence” as it appears each time therein.

B.           Section 3.2 of the Agreement hereby is amended in its entirety to read as follows:

3.2           Non-Grandfathered Amount.  Payment of any Non-Grandfathered Amount of the Benefit shall be made on the first day of the month following the month in which Executive’s “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h)) with the Company occurs; provided, however, that if Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code at the time of such separation, payment of any Non-Grandfathered Amount of the Benefit shall be made in a lump sum on the date that is the earlier of (i) six (6) months and one (1) day following the date of such separation or (ii) Executive’s death.

Notwithstanding the foregoing, Executive may, by written notice to the Company, elect such later date upon which payment of any Non-Grandfathered Amount of the Benefit shall commence following termination of his employment or change such election of a Benefit payment commencement date, provided that (i) such election or change in election may not be made less than twelve (12) months prior to the date payment of the Benefit is scheduled to commence, and (ii) the new Benefit payment commencement date is at least five (5) years following the date payment of the Benefit otherwise would have commenced.

C.           Section 4.1 of the Agreement hereby is amended to delete the phrase “or thereafter” as it appears therein and to replace the phrase “actually commence” with the phrase “are scheduled to commence” as it appears each time therein.

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D.           Section 5.2 of the Agreement hereby is amended in its entirety to read as follows:

5.2           If Executive should die after commencing to receive Benefit payments in the form of a life annuity with a ten (10) year term certain, Executive’s Beneficiary shall be entitled to receive a death benefit equal to the value of the remaining ten (10) year term certain payments.  Such Benefit will be paid in monthly installments for the remainder of the ten (10) year life term; provided, however, that if the Beneficiary is Executive’s estate, the Actuarial Equivalent of the Benefit shall be paid in the form of a single lump sum.  The foregoing death benefit shall be paid, or commence to be paid, within thirty (30) days following Executive’s death.

E.           Section 6.1 of the Agreement hereby is amended to replace the sentence “During Executive’s life, such coverage shall be extended to Executive and his dependents who qualify as such under the terms of the Company’s health insurance programs.” as it appears therein with the following sentence:

During Executive’s life, such coverage shall be extended to Executive and his dependents who qualify as such under the terms of the Company’s active employee health insurance programs.

F.           Section 6.2 of the Agreement hereby is amended to replace the sentence “Following the expiration of the extended period of Company-paid health insurance coverage provided for in Section 6.1 above, Executive shall be entitled, at his expense but at the Company’s group rates, to continue participation in the health insurance programs maintained by the Company, including life, disability and health (including vision, dental and EAP) insurance programs, as if he were still an employee of the Company, and primary to any Medicare coverage that might be available.” as it appears therein with the following sentence:

Following the expiration of the extended period of Company-paid health insurance coverage provided for in Section 6.1 above, Executive shall be entitled, at his expense but at the Company’s active employee group rates, to continue participation in the health insurance programs maintained by the Company, including life, disability and health (including vision, dental and EAP) insurance programs, as if he were still an employee of the Company, and primary to any Medicare coverage that might be available.

Section 6.2 of the Agreement hereby is further amended to add the following sentence at the end thereof:

The amount of any in-kind benefits provided under Section 6.1 that are not subject to COBRA and in-kind benefits provided under this Section 6.2 (or expenses eligible for reimbursement, if applicable) during a calendar year may not affect the in-kind benefits to be provided (or expenses eligible for reimbursement, if applicable), in any other calendar year.  The Company shall reimburse Executive (or his surviving spouse, if applicable) for any expenses eligible for reimbursement, if applicable, pursuant to Section 6.1 or this Section 6.2 on or before the end of the calendar year following the calendar year in which the expense was incurred.

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Except as amended as provided above, the Agreement shall remain in full force and effect.

In Witness Whereof, each of the parties has executed this First Amendment to the Agreement, as of the day and year first above written.

Martin M. Koffel

By:	/s/ Martin M. Koffel

URS Corporation,
a Delaware corporation

By:	/s/ H. Thomas Hicks
H. Thomas Hicks
Vice President and Chief Financial Officer

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